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                                   EXHIBIT 11.1

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES
             STATEMENT RE COMPUTATION OF PER SHARE (LOSSES) INCOME
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                                                                  YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------
                                              1996           1995          1994          1993           1992
                                          -------------  -------------  -----------  -------------  -------------

Calculation of losses:
   Net (loss) income before
     extraordinary items..............    $(55,293,000)  $ (6,520,000)  $ 1,744,000  $    528,000   $(36,122,000)
   Preferred stock dividend
     requirements.....................               -              -             -       (79,000)      (113,000)
                                          ------------   ------------   -----------  ------------   ------------

   Net (loss) income to common
     stockholders before
     extraordinary items..............     (55,293,000)     6,520,000     1,744,000       449,000    (36,235,000)
   Extraordinary items................               -    (23,808,000)      126,000   (13,069,000)             -
                                          ------------   ------------   -----------  ------------   ------------

Net (loss) income to common
  stockholders........................    $(55,293,000)  $(17,288,000)  $ 1,870,000  $(12,620,000)  $(36,235,000)
                                          ============   ============   ===========  ============   ============

Calculation of number of shares:
   Class A common stock...............      24,721,000     24,720,000    24,392,000    16,968,000     13,300,000
   Exercise of options................               -        130,000       458,000     1,047,000      1,050,000
   Exercise of warrants...............               -              -             -     4,791,000      5,700,000
                                          ------------   ------------   -----------  ------------   ------------

Weighted average shares
  outstanding.........................      24,721,000     24,850,000    24,850,000    22,806,000     20,050,000
                                          ============   ============   ===========  ============   ============

Per share data:
   Net (loss) income to common
     stockholders before
     extraordinary items..............    $      (2.24)  $       0.26   $      0.07  $       0.02   $      (1.81)
   Extraordinary items................               -          (0.96)         0.01         (0.57)             -
                                          ------------   ------------   -----------  ------------   ------------

Net (loss) income to common
  stockholders........................    $      (2.24)  $      (0.70)  $      0.08  $      (0.55)  $      (1.81)
                                          ============   ============   ===========  ============   ============

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